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                                                                    EXHIBIT 99.5

        AMENDMENT NO. 2 TO THE DELL COMPUTER CORPORATION TRUST AGREEMENT



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                             AMENDMENT NO. 2 TO THE
                            DELL COMPUTER CORPORATION
                                 TRUST AGREEMENT

         THIS AMENDMENT is made as of the 1st day of January, 2001 by and between DELL COMPUTER CORPORATION, a Texas corporation, (the "Sponsor"), and THE CHASE MANHATTAN BANK (the "Trustee") and amends the Trust Agreement, effective April 1, 1996, between the Sponsor and The Chase Manhattan Bank, N.A., a predecessor corporation of the Trustee;

         WHEREAS, the Sponsor and the Trustee desire to amend the Trust pursuant to the authority reserved in Section 17;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows.

         1. Section 4(b) of the Trust is hereby amended, as underlined, to be and read as follows:

         "(b) Available Investment Options. The Administrator shall direct the Trustee as to the investment options which shall be maintained or used for Plan participant investments. The Administrator may determine to offer investment options in its sole discretion, including, without limitation, any investment option comprising one or more Directed Funds. Nevertheless, each investment option for which daily valuation is offered shall be limited to, (i) securities issued by any one investment company registered under the Investment Company Act of 1940 ("Mutual Funds"), (ii) equity securities issued by the Sponsor or an affiliate which are publicly-traded and which are "qualifying employer securities" within the meaning of Section 407(d)(5) of ERISA ("Sponsor Stock"), (iii) notes evidencing loans to Plan participants in accordance with the terms of the Plan, (iv) units in a single collective investment fund maintained by the Trustee, an Investment Manager, or an affiliate of an Investment Manager for qualified plans,
         (v) a Directed Fund consisting of one or more of the following: (A) guaranteed investment contracts ("GICs"), (B) a portfolio of securities and obligations that is intended to produce a fixed rate of investment return, including, but not limited to, United States government securities, corporate bonds, notes, debentures, convertible securities, preferred stocks and is held by one or more of the following (I) an insurance company separate account, (II) a custodian appointed by an insurance company or (III) a custodian appointed by an Investment Manager, and (C) interests in collective investment funds maintained by banks or other financial institutions which invest in such securities and obligations and other similar investments, in each case as chosen by the Administrator or an Investment Manager, (the "Fixed Income Fund"), and (vi) such other portfolios of securities for which the Trustee is willing to provide daily valuation, subject to terms and conditions acceptable to the Trustee. The Administrator shall also be responsible for determining from time to time the portion of the Dell Computer

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         Corporation Stock Fund that is held in cash or a short term investment fund. The Trustee shall be considered a fiduciary with investment discretion only with respect to Plan assets that are invested in short term investment funds maintained by the Trustee for qualified plans, including such short term investment funds held in the Dell Computer Corporation Stock Fund."

         2. Section 4(d) of the Trust is hereby amended by adding the following sentence at the end of the first paragraph thereof.

         "Pursuant to the procedures established by the Sponsor, the Subtransfer Agent shall be responsible for receiving instructions from participants with respect to the investment of their individual accounts, aggregating such instructions, and either directing the Trustee to place net purchase and redemption orders with respect to each investment option selected for the Plan or, when applicable, placing such orders itself, as the case may be."

         3. Section 4(d) of the Trust is further hereby amended by adding the following new paragraphs as the last two paragraphs thereof.

         "Pursuant to the procedures established by the Sponsor, the Subtransfer Agent shall have the power and authority to issue orders for the purchase or sale of securities directly to a Mutual Fund or a collective investment fund maintained by a bank or financial institution other than the Trustee. Written or electronic notification of the issuance of each such order shall be given promptly to the Trustee by the Subtransfer Agent, and the confirmation of each such order shall be confirmed to the Trustee by the Mutual Fund, or collective fund. Unless otherwise directed by the Administrator, such notification shall be authority for the Trustee to pay for securities purchased or to deliver securities sold as the case may be. Upon the direction of the Subtransfer Agent, pursuant to the procedures established by the Sponsor, the Trustee will execute and deliver appropriate trading authorizations, but no such authorization shall be deemed to increase the liability or responsibility of the Trustee under this Agreement.

                  The Subtransfer Agent shall at all times be deemed to be acting as agent of the Sponsor or the Administrator and not as agent of the Trustee. The Trustee shall have no responsibility to oversee the performance by the Subtransfer Agent of its responsibilities with respect to the Plan and shall not be liable for any act or omission of the Subtransfer Agent. The Sponsor shall indemnify and save harmless the Trustee for and from any loss, claim or expense (including reasonable attorneys' fees) arising by reason of any breach of any statutory or other duty owed to the Plan by the Subtransfer Agent."


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4.       Section 4(i) of the trust is hereby amended in its entirety as follows:

         (i) Trustee Powers. The Trustee shall have the following powers and authority:

         (i) to invest in any property, real or personal, or part interest therein, wherever situated, excluding currency but including, without limitation, governmental, corporate or personal obligations, trust and participation certificates, partnership interests, interest in limited liability companies and similar entities, annuity or investment contracts issued by an insurance company, leaseholds, fee titles, mortgages and other interests in realty, preferred and common stocks, certificates of deposit, financial options and futures or any other form of option, evidences of indebtedness or ownership in foreign corporations or other enterprises or indebtedness or ownership, including securities or other property of the Sponsor, even though the same may not be legal investment for trustees under any law other than ERISA;

         (ii) to sell, exchange, convey, transfer, or otherwise dispose of any property held in the Trust, by private contract or at public auction. No person dealing on behalf of the Sponsor with the Trustee shall be bound to see to the application of the purchase money or other property delivered to the Trustee or to inquire into the validity, expediency, or propriety of any such sale or other disposition;

         (iii) to cause any securities or other property held as part of the Trust to be registered in the Trustee's own name, in the name of one or more of its nominees, or in the Trustee's account with the Depository Trust Company of New York or any other securities depository and to hold any investments in bearer form, but the books and records of the Trustee shall at all times show that all such investments are part of the Trust;

         (iv) to make, execute, acknowledge, and deliver any and all documents of transfer or conveyance and to carry out the powers herein granted;

         (v) to settle, compromise, or submit to arbitration any claims, debts, or damages due to or arising from the Trust; to commence or defend suits or legal or administrative proceedings; to represent the Trust in all suits and legal and administrative hearings; and to pay all reasonable expenses arising from any such action, from the Trust if not paid by the Sponsor;


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         (vi)     to employ, subject to the approval of the Sponsor, which shall not be unreasonably withheld, legal, accounting, clerical, and other assistance as may be required in carrying out the provisions of this Agreement and to pay their reasonable expenses and compensation from the Trust if not paid by the Sponsor;

         (vii) to lend pursuant to separate agreement as may be agreed upon any securities to brokers or dealers and to secure the same in any manner, and during the term of any such loan to permit the loaned securities to be transferred into the name of and voted by the borrower or others;

         (viii) to enter into contracts or to make commitments either alone or in company with others to sell or acquire property;

         (ix) to purchase or sell, write, or issue, puts, calls or other options, covered of uncovered, to enter into financial futures contracts, forward placement contracts and standby contracts, and in connection therewith, to deposit, hold or pledge assets;

         (x) to purchase part interests in real property or in mortgages on real property, wherever such real property may be situated;

         (xi) to lease to others for any term without regard to the duration of the Trust any real property or part interest in real property; to delegate to a manager or the holder or holders of a majority interest in any real property or mortgage on real property or in any oil, mineral or gas properties, the management and operation of any part interest in such property or properties (including the authority to sell such part interests or otherwise carry out the decisions of such manager or the holder or holders of such majority interest);

         (xii) to vote upon any stocks, bonds or other securities (but subject to the suspension of any voting rights as a result of any broker loan or similar agreement and subject, further, to the provisions of the Plan and this Agreement with respect to shares of Sponsor Stock); to give general or special proxies or powers of attorney with or without power of substitution; to exercise any conversion privileges, subscription rights or other options and to make any payments incidental thereto; to consent to or otherwise


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                  participate in corporate reorganizations or other changes
                  affecting corporate securities and to delegate discretionary powers and to pay any assessments or charges in connection therewith; and generally to exercise any of the powers of an owner with respect to stocks, bonds, securities or other property;

         (xiii) to organize corporations under the laws of any state for the purpose of acquiring or holding title to property or to appoint an ancillary trustee acceptable to the Trustee for such purpose;

         (xiv) to invest in a fund consisting of securities issued by corporations and selected and retained solely because of their inclusion in, and in accordance with, one or more commonly used indices of such securities, with the objective of providing investment results for the fund which approximate the overall performance of such designated index;

         (xv) to enter into any partnership, as a general or limited partner, or joint ventures;

         (xvi) to purchase units or certificates issued by an investment company or pooled trust or comparable entity;

         (xvii) to transfer money or other property to an insurance company issuing an insurance contract or to a financial institution pursuant to an investment agreement;

         (xviii) to transfer assets to a common, collective or commingled trust fund exempt from tax under the Code maintained by the Trustee, an Investment Manager or an affiliate of an Investment Manager, or by another trustee, to be held and invested subject to all of the terms and conditions thereof, and such trust shall be deemed adopted as part of the Trust and the Plan to the extent that assets of the Trust are invested therein;

         (xix) to be reimbursed for the expenses incurred in exercising any of the foregoing powers or to pay the reasonable expenses incurred by any agent, manager or trustee appointed pursuant hereto to the extent permitted by the Plan;


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         (xx)     to borrow money on behalf of the Trust, and to pledge assets of the Trust as security therefore, for any purpose deemed necessary to the normal administration of the Trust; and

         (xxi) to hold part or all of the Trust uninvested to the extent that the directing party ascertains as reasonable and necessary for limited periods of time;

         (xxii) to invest at the Trustee (i) in any type of interest bearing investments (including, but not limited to savings accounts, money market accounts, certificates of deposit and repurchase agreements) and (ii) in non-interest bearing accounts (including, but not limited to checking accounts); and

         (xxiii) to do, subject to the consent of the Sponsor, which shall not be unreasonably withheld, all other acts although not specifically mentioned herein, as the Trustee may deem necessary to carry out any of the foregoing powers and the purposes of the Trust.

         The Trustee may exercise the powers set forth in clauses (iii) and (iv) in its discretion. The Trustee shall exercise the powers set forth in the remaining clauses of this subsection (i) in its discretion to the extent, if any, that it has express investment management responsibility under this Agreement and (ii) in any case where the Trustee does not have express investment management responsibility under this Agreement, upon discretion from an Investment Manager acting under Section 20 or the Administrator or the Sponsor to the extent contemplated by this Agreement.

         5. Section 7(b) of the Trust is hereby amended by deleting the first sentence thereof and substituting in lieu thereof the following:

            "The Sponsor shall indemnify the Trustee against, and hold the Trustee harmless from, any and all loss, damage, penalty, liability, cost, and expense, including without limitation, reasonable attorney's fees and disbursements ("Losses"), that may be incurred by, imposed upon, or asserted against the Trustee by reason of any third party claim, regulatory proceeding, or litigation arising from any act done or omitted to be done by any individual or person, including without limitation the Administrator, Subtransfer Agent, Sponsor and any Investment Manager, with respect to the Plan or Trust, including without limitation the selection of GICs and similar investments by the Sponsor, excepting only any and all Losses to the extent that such Losses arise from the Trustee's failure to perform in accordance with the Trust Agreement, except to the extent the Trustee's non-performance is permitted under ERISA."


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         6. Section 7 of the Trust is further amended by renaming Section 7
"Directions, Indemnification and Limitation of Liability, renominating the current text of Subsection 7(c) as 7(d) and adding the following as Subsection 7(c).

                  "(c) Except as otherwise required by ERISA, under no circumstances shall the Trustee incur liability for any indirect, consequential or special damages (including, without limitation, lost profits) of any form incurred by any person, whether or not foreseeable and regardless of the form of the action in which such a claim may be brought, with respect to the Trust or its role as Trustee."

         7. The Trust is hereby amended by adding new Section 20 to the end thereof, to be and read as follows:

         "SECTION 20  DIRECTED FUNDS.

                  (a) General. The Administrator, from time to time and in accordance with provisions of the Plan, may direct to the Trustee to establish one or more separate accounts within the trust fund, each separate account being hereinafter referred to as a "Directed Fund," and to allocate a portion of the assets held in the trust fund to such Directed Fund. As soon as administratively feasible (in accordance with the Trustee's customary operating procedures) following receipt of such written direction, the Trustee shall transfer to a Directed Fund those assets of the trust fund in accordance with such directions. The Administrator also may direct the Trustee to eliminate one or more Directed Funds, and the Trustee shall thereupon dispose of the assets of any such Directed Fund and reinvest the proceeds in accordance with the directions of the Administrator. The Trustee shall be under no duty to question, and shall not incur any liability on account of following, any direction of the Administrator with respect to the establishment or elimination of any Directed Fund or the allocation or transfer of securities or other property between or among any Directed Funds.

                  All interest, dividends and other income received with respect to, and any proceeds received from the sale, exchange, or other disposition of, securities or other property held in a Directed Fund shall be credited to and reinvested in that Directed Fund. All expenses of the Trust Fund which are allocable to a particular Directed Fund shall be so allocated and charged

                  (b) Investment Managers. The Administrator, from time to time and in accordance with the provisions of the Plan, may appoint one or more investment managers, each of which shall satisfy the qualifications set forth in Section 3(38) of ERISA, or any successor thereto (each an "Investment Manager"), under a written investment management agreement describing the powers and duties of the Investment Manager, to direct the investment and reinvestment of all or a


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         portion of a Directed Fund. The Administrator shall be responsible for ensuring that the investment management agreement for each Investment Manager shall expressly outline the rights, duties and discretionary powers which shall be delegated to such Investment Manager; provided, however, that such rights shall not exceed the rights granted to the Trustee under Section 4(i) hereof. The Administrator shall be responsible for ascertaining that, while each Investment Manager is acting in that capacity, that Investment Manager satisfies the requirements of Section 3(38) of ERISA, or any successor thereto. The Administrator shall furnish the Trustee with written notice of the appointment of each Investment Manager hereunder, and of the termination of any such appointment. Such notice shall specify the assets which shall constitute the Directed Fund. The Trustee shall be fully protected in relying upon the effectiveness of such appointment and the Investment Manager's continuing satisfaction of the requirements set forth above until it receives written notice from the Administrator to the contrary.

                  Unless the Trustee has actual notice that an Investment Manager has resigned or been removed, the Trustee shall presume that each Investment Manager, pursuant to the terms of its investment management agreement, is entitled to act, in directing the investment and reinvestment of the Directed Fund for which it is responsible, in its sole and independent discretion and without limitation.

                  (c) Investment Vehicles. Any Investment Vehicle, or interest therein, acquired by or transferred to the Trustee upon the directions of the Investment Manager shall be allocated to a designated Directed Fund, and the Trustee's duties and responsibilities under this Agreement shall not be increased or otherwise affected thereby. The Trustee shall be responsible solely for the safekeeping of the physical evidence, if any, and reporting of the Trust's ownership of or interest or participation in such Investment Vehicle.

                  (d) Duty of Care. In exercising any of the powers delegated under this Section, an Investment Manager shall discharge its duties hereunder with the care, skill, prudence, and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of like character and with like aims, consistent with the requirements of ERISA.


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                  (e) Certain Orders to Brokers. Except as otherwise provided in this Agreement, the Investment Manager of a Directed Fund shall have the power and authority to be exercised in its sole discretion at any time and from time to time, to issue orders for the purchase or sale of securities or other property directly to a broker. Written directions with respect to the issuance of each such order shall be given promptly to the Trustee by the Investment Manager or the Administrator and the confirmation of each such order shall be confirmed to the Trustee by the broker. Unless otherwise directed by the Administrator or Investment Manager, such direction shall be authority for the Trustee to pay for securities or other property purchased or to deliver securities or other property sold as the case may be. Upon direction from the Investment Manager or the Administrator, the Trustee will execute and deliver appropriate trading authorizations, but no such authorization shall be deemed to increase the liability or responsibility of the Trustee under this Agreement.

                  (f)      Limitations on Trustee Responsibility.

                           (1) Trustee Not Responsible for Investments in
                  Directed Funds. The Trustee shall be under no duty or obligation to review or to question any direction of any Investment Manager, or to review securities or any other property held in any Directed Fund with respect to prudence or proper diversification or compliance with any limitation on the Investment Manager's authority under this Agreement or the Plan, any agreement entered into between the Sponsor or the Administrator and the Investment Manager or imposed by applicable law, or to make any suggestions or recommendation to the Sponsor, the Administrator or the Investment Manager with respect to the retention or investment of any assets of any Directed Fund, and shall have no authority to take any action or to refrain from taking any action with respect to any asset of a Directed Fund unless and until it is directed to do so by the Investment Manager.

                           The Sponsor shall limit, restrict or impose
                  guidelines affecting the exercise of the discretion conferred on any Investment Manager. The limitations, restrictions or guidelines applicable to the Trustee, as Investment Manager, shall be communicated in writing to the Trustee. The Trustee shall have no responsibility with respect to the formulation of any funding policy or any investment or diversification policies embodied therein. The Sponsor or the Administrator shall be responsible for communicating, and monitoring adherence to, any limitations or guidelines imposed on any other Investment Manager by the guidelines described above.

                           (2) Responsibility for Directed Funds. All
                  transactions of any kind or nature in or from a Directed Fund shall be made upon such terms and conditions and from or through such brokers, dealers and other principals and agents as the Investment Manager shall direct. Unless


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                  specifically agreed to by the Trustee, no such transactions shall be executed through the facilities of the Trustee except where the Trustee shall make available its facilities solely for the purpose of temporary investment of cash reserves of a Directed Fund. (However, nothing in the preceding sentence shall confer any authority upon the Trustee to invest the cash balances of any Directed Fund unless and until it receives directions from the Investment Manager.)

                           (3) Reliance on Investment Manager. The Trustee shall
                  be required under this Agreement to execute documents, to settle transactions, to take action on behalf of or in the name of the Trust and to make and receive payments on the direction of the Investment Manager. The Trustee may rely on the direction of the Investment Manager (i) that the transaction is in accord with applicable law, (ii) that any contract, agency, joinder, adoption, participation or partnership agreement, deed, assignment or other document of any kind which the Trustee is requested or required to execute to effectuate the transaction has been reviewed by the Investment Manager and, to the extent it deems advisable and prudent, its counsel, (iii) that such instrument or document is in proper form for execution by the Trustee, (iv) that, where appropriate, insurance protecting the Trust against loss or liability has been or will be maintained in the name of or for the benefit of the Trustee, and (v) that all other acts to perfect and protect the Trust's rights have been taken, and the Trustee shall have no duty to make any independent inquiry or investigation as to any of the foregoing before acting upon such direction. In addition, the Trustee shall not be liable for the default of any Person with respect to any Investment Vehicle or any investment in a Directed Fund or for the form, genuineness, validity, sufficiency or effect of any document executed by, delivered to or held by it for any Directed Fund on account of such investment, or if, for any reason (other than the negligence or willful misconduct of the Trustee) any rights of the Trust therein shall lapse or shall become unenforceable or worthless.

                           (4) Merger of Funds. The Trustee shall not have any
                  discretionary responsibility or authority to manage or control any asset held in a Directed Fund upon the resignation or removal of an Investment Manager. The Trustee shall not be liable for any losses to the Directed Fund resulting from the disposition of any investment made by the Investment Manager or for the retention of any illiquid or unmarketable investment or any investment which is not widely publicly traded or for the holding of any other investment acquired by the Investment Manager if the Trustee is unable to dispose of such investment because of any restrictions imposed by the Securities Act of 1933 or other federal or state law, or if an orderly liquidation of such investment is impractical under prevailing conditions, or for failure to comply with any investment limitations imposed pursuant to Section 4, or for any other, violation of the


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                  terms of this Agreement, the Plan or applicable law as a
                  result of the addition of Directed Fund assets to the other investment funds maintained under the Trust Fund.

                           (5) Duty to Enforce Claims. The Trustee shall have no
                  duty to commence or maintain any action, suit or legal proceeding on behalf of the Trust on account of or growing out of any investment made in or for a Directed Fund unless the Trustee has been directed to do so by the Investment Manager or the Company and unless the Trustee is either in possession of funds sufficient for such purpose or unless it has been indemnified to its satisfaction for counsel fees, costs and other expenses and liabilities to which it, in its sole judgment, may be subjected by beginning or maintaining such action, suit or legal proceeding.

                           (6) Limitations on Transfers. Nothing herein shall be
                  deemed to empower any Investment Manager to direct the Trustee to transfer any asset of a Directed Fund to itself except for purposes of the payment of its fee if such means of payment is permitted by its investment management agreement.

                           (7) Notification to the Sponsor. If officers of the
                  Trustee engaged in an ongoing basis in the servicing of the Trust Fund have actual knowledge that an Investment Manager has breached its fiduciary duty hereunder, it shall promptly notify the Sponsor of such breach."

         7. The Trust is hereby amended by adding new Section 21 at the end thereof, to be and read as follows.

         "Section 21.  Valuation of the Trust Fund.

                  The Trustee shall determine the fair market value or fair value of securities or other property held in the Trust Fund based upon one or more of the following: information and financial publications of general circulation, statistical and valuation services, records of security exchanges, appraisals by qualified Persons, transactions and bona fide offers in assets of the type in question, valuations provided by Investment Managers, valuations provided by the insurance company or custodian holding custody of assets described in clause (v)(B) of
         Section 4(b), and other information customarily used in the valuation of property. The Trustee may retain one or more reputable pricing services (whether or not affiliated with the Trustee) as the Trustee may deem advisable and the Trustee shall be entitled to rely upon the prices so provided. The Trustee, upon written request by the Sponsor, shall provide information to the Sponsor concerning the qualifications of such pricing services. Provided that the Trustee acts with the care, skill, prudence and diligence that a prudent person acting in a like capacity and familiar with such matter would exercise in selecting such a pricing service, the Trustee shall not be responsible or liable for any act or omission of such pricing service. An


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         Investment Manager shall certify, at the request of the Trustee, the value of any securities or other property held in any Directed Fund managed by such Investment Manager, and such certification shall be regarded as a direction with regard to such valuation. The Trustee shall be entitled to rely upon such valuation for all purposes under this Agreement.


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         IN WITNESS WHEREOF, the Sponsor and the Trustee have caused this
Amendment to be executed and their respective corporate seals to be affixed and arrested by their respective corporate officers on the day and year first written above.

                                    DELL COMPUTER CORPORATION



                                    By: /s/ KATHLEEN ANGEL
                                        ---------------------------------------

                                    Its: Director of Global Benefits
                                         --------------------------------------


ATTEST:

/s/ Janet B. Wright
------------------------------------

Its:  Corporate Counsel
------------------------------------

                                    THE CHASE MANHATTAN BANK


                                    By: /s/ WILLIAM Q. WASP
                                        ---------------------------------------

                                    Its: Vice President
                                         --------------------------------------


ATTEST:


/s/ KATHY MCRAE
------------------------------------
Its:  Vice President


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